Exhibit 99.1

For Further Information Contact:

Anthony Deasey	General Info: Marilynn Meek
Celsion Corporation	Financial Relations Board
410.290.5390	212-827-3773
tony@celsion.com	mmeek@financialrelationsboard.com
Investor Info: Susan Garland
212-827-3775
sgarland@financialrelationsboard.com

CELSION AND AMS SETTLE PATENT DISPUTE

Columbia, MD – February 8, 2007: CELSION CORPORATION (AMEX: CLN) today announced that it had entered into an agreement with AMS (NASDAQ:AMMD) that settles the patent dispute alleging that Celsion’s Prolieve Thermodilatation® system infringes certain of AMS’ patents.

Under the settlement terms Celsion will pay an undisclosed fee and a royalty based on sales of its Prolieve product to acquire a product license to AMS’ patents for the use of microwave energy to treat Benign Prostatic Hyperplasia (BPH) and prostatitis. The agreement will end litigation between the two parties.

Mr. Michael Tardugno, Celsion’s President and Chief Executive Officer said, “I am pleased that we have been able to arrive at an acceptable settlement with AMS. While Celsion continues to believe that there was no merit to the claims of infringement and that we would have prevailed in a trial, protracted litigation, with its cost and uncertainty was not in the best interests of our Shareholders or our Company. With this issue now settled we can focus full attention on our promising ThermoDox clinical development program, where we plan to enter Phase III late this year.”

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan- Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University.

Celsion has also developed a microwave based system, the Prolieve Thermodilatation® system, for the treatment of benign prostatic hyperplasia which is marketed in the United States under an exclusive distribution agreement with Boston Scientific Corporation.

For more information on Celsion, visit our website: http://www.celsion.com